EXHIBIT 99.1

Global Crossing Announces New Leadership for Finance Team in 2005

•	Jean Mandeville named company’s executive vice president and chief financial officer.

•	William I. Lees to serve as senior vice president of accounting and financial operations.

•	William T. Ginn will become vice president of finance for Global Crossing’s UK business.

FOR IMMEDIATE RELEASE: MONDAY, FEBRUARY 7, 2005

Florham Park, NJ and London — Global Crossing (NASDAQ: GLBC) today announced the appointment of a new financial leadership team with distinguished backgrounds in finance and telecommunications, as the company enters a new phase in 2005. Effective immediately, Jean Mandeville becomes the company’s executive vice president and chief financial officer. William I. Lees, Jr. will take up the post of senior vice president, accounting and financial operations, and William T. Ginn will be named vice president of finance for Global Crossing UK Telecommunications Ltd. (GCUK).

“The collective experience and expertise of this new team will ably guide Global Crossing to attain our financial goals and our mission of becoming an industry leader in global IP services,” said John Legere, Global Crossing’s chief executive officer. “Our steady execution against those goals in this new phase of our evolution — aided by these talented individuals — will demonstrate once again that what this company envisions, it also achieves.”

Jean Mandeville was previously chief financial officer of Singapore Technologies Telemedia (ST Telemedia), Global Crossing’s majority shareholder. His career has included positions in telecommunications, education and research, transport and maritime, including more than 15 years in finance and telecommunications alone.

“Jean will play a pivotal role as we forge a leadership position in the fast-changing telecom industry,” continued Legere. “With Jean leading our first-rate team of financial professionals, Global Crossing will continue to supply world-class customer solutions, enabled by an unmatched technology, security and support model.”

Prior to joining ST Telemedia, Mr. Mandeville’s professional achievements included several senior roles in telecommunications and finance. Mr. Mandeville served in various capacities at British Telecom (BT) and was appointed president of BT Asia Pacific in 2000. As head of business planning for BT Europe, he oversaw the development of BT’s entry strategy for European telecommunications markets. Prior to joining BT, Mr. Mandeville was a senior consultant with Coopers & Lybrand, Belgium, among other positions.

Mr. Mandeville received a license in applied economics and special degree in sea law from the University Saint-Ignatius Antwerp. He also attended the Stanford Senior Executive Program in 1996 and has accumulated numerous post-graduate achievements in general management, mergers and acquisitions, strategic alliances, strategy, financial and marketing management and economics.

William Lees, who will be Global Crossing’s newly appointed senior vice president for accounting and financial operations, will be the company’s chief accounting officer reporting to Mr. Mandeville. He has more than 20 years’ experience in multinational planning and operations, most recently serving as senior vice president and corporate controller of Mediacom Communications. His background includes senior positions at the manufacturing companies Formica Corporation and Imperial Schrade, as well as thirteen years at Ernst & Young. Mr. Lees received B.S. degrees in accounting and economics from Boston College, and he participated in the University of Michigan’s executive training program. He is a member of the American Institute of Certified Public Accountants.

Global Crossing is reinforcing the leadership strength of its UK business by naming William Ginn the vice president of finance. As the senior financial officer for GCUK, Ginn will report to Mr. Mandeville and will work closely with Phil Metcalf, managing director, as they focus on growing one of the company’s most important and successful endeavors, its managed services business.

Mr. Ginn was most recently the chief financial officer of Cable and Wireless America, where as a member of the firm’s leadership team, he implemented a restructuring plan resulting in significant performance improvements. His previous responsibilities included serving as the vice president of finance for Cable and Wireless Global, as well several senior positions within Cable and Wireless UK. Mr. Ginn received B.A. and M.A. degrees from Cambridge University, as well as a Ph.D. from the University of Kent. He is a member of the Chartered Institute of Management Accountants.

Daniel P. O’Brien, Global Crossing’s former CFO, will remain with the company during the time required to complete a smooth transition, and the company expressed its gratitude for his many contributions over this formative period in its history.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs. Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

ABOUT GLOBAL CROSSING UK TELECOMMUNICATIONS LTD.

Global Crossing UK Telecommunications Ltd. provides a full range of managed telecommunications services in a secure environment ideally suited for IP-based business applications. The company provides managed voice, data, Internet and e-commerce solutions to the strong and established commercial customer base, including more than 100 UK government departments, as well as systems integrators, rail sector customers and major corporate clients. In addition, Global Crossing UK provides carrier services to national and international communications service providers.

Global Crossing UK operates a low-cost, high-capacity UK network comprising 10,000 route kilometers of fiber optic cable connecting 150 towns and cities and reaching within two kilometers of 64 percent of UK businesses. The UK network is linked into the wider Global Crossing network that connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe.